EXHIBIT 99.1
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
MEDIA RELEASE
FIRST INDUSTRIAL REALTY TRUST REPORTS
FOURTH QUARTER AND FULL YEAR 2006 RESULTS
•	14% Growth in Funds From Operations (FFO) Per Share in 2006

•	Largest Acquirer of Industrial Real Estate in U.S.

•	Added $2.5 Billion in New Joint Venture Capital

•	9% Increase in Net Operating Income

•	$37 Million Increase in FFO from Joint Ventures

•	24% Growth in Net Economic Gains

•	Same Property NOI Grew to 2.5% in Fourth Quarter
CHICAGO, February 21, 2007 — First Industrial Realty Trust, Inc. (NYSE: FR), the nation’s largest provider of diversified industrial real estate, today announced results for the fourth quarter and full year ended December 31, 2006. Diluted net income available to common stockholders per share (EPS) was $0.49 in the fourth quarter compared to $0.51 in fourth quarter 2005. For full year 2006, diluted net income available to common stockholders was $2.04 per share, compared to $1.80 per share in 2005.
Fourth quarter funds from operations (FFO) grew 4% to $1.03 per share/unit on a diluted basis from $0.99 per share/unit a year ago. Full year 2006 FFO grew 14% to $4.13 per share/unit on a diluted basis from $3.61 per share/unit in 2005.
“We had a great year in 2006 in all aspects of our business,” said Mike Brennan, president and CEO. “By building our franchise to serve the growing industrial real estate needs of corporate customers — through expanded capital sources, new markets, and growth in our talent base — we grew FFO per share by 14% in 2006. Looking ahead, we have a large investment pipeline totaling more than $1.9 billion and a growing development business that position us well to achieve further growth in 2007 and beyond, especially given solid industry fundamentals.”
(more)

Fourth Quarter Portfolio Performance for On Balance Sheet Properties
•	Occupancy rose to 94.2%, up 110 basis points from 93.1% in third quarter 2006
•	Retained tenants in 65% of square footage up for renewal during the quarter and averaged 73% for full year 2006
•	Same property net operating income (NOI) increased 2.5% on a cash basis. Excluding lease termination fees, same property cash basis NOI increased 3.0%
•	Rental rates increased 3.0% in the fourth quarter
•	Leased 5.6 million square feet

Investment Performance (in millions, except percentages)
		Fourth Qtr.		Full Year
Balance Sheet Investment/Disposition Activity		2006		2006

Property Acquisitions		$140.4		$573.9
Square Feet	2.8		10.5
Stabilized Weighted Average Capitalization Rate	7.8%		8.4%
Developments Placed In Service		$16.7		$213.8
Square Feet	0.4		5.0
Expected Weighted Average First-Year Stabilized Yield	10.6%		8.5%
Land Acquisitions		$7.3		$38.4

Total Investment		$164.4		$826.1

Property Sales		$177.4		$916.8
Square Feet	2.9		17.1
Weighted Average Capitalization Rate	7.2%		7.1%
Land Sales		$9.5		$29.4

Total Sales		$186.9		$946.2

Joint Venture Investment/Disposition Activity

Joint Venture Investments
2005 Development/Redevelopment JV		$79.0		$306.5
Net Lease JVs (2006 and 2003)		62.0		403.8
2005 Core JV		0.0		7.8
2006 Strategic Land and Development		19.0		19.0

Total Joint Venture Investments		$160.0		$737.1

Joint Venture Dispositions
2005 Development/Redevelopment JV		$130.1		$287.1
2005 Core JV		76.3		304.1

Total Joint Venture Dispositions		$206.4		$591.2

“We invested more than $1.5 billion in 2006 by leveraging the strength of our operating platform, people and capital base to identify opportunities with new and existing customers” said Johannson Yap, chief investment officer. “We were the largest acquirer of industrial properties from third parties in 2006. Our current pipeline is comprised of $1.9 billion of acquisition and development opportunities, with an emphasis on high growth markets where our customers will need additional space to accommodate increasing international trade and favorable population trends.”
(more)

Investment Pipeline and First Quarter To Date Investments
First quarter to date, $148 million of acquisitions have already been completed, which combined with developments currently under construction and under agreement/letter of intent of $809 million and acquisitions under agreement/letter of intent of $926 million, total $1.9 billion. The breakdown is as follows:

	Balance	Joint
(millions)	Sheet	Ventures	Total

Developments	$251	$558	$809
Acquisitions	$373	$701	$1,074

Total	$624	$1,259	$1,883

Solid Financial Position
•	Fixed-charge coverage was 2.6 times and interest coverage improved to 3.2 times for the quarter
•	96.3% of real estate assets are unencumbered by mortgages
•	8.3 years weighted average maturity of permanent debt
•	100% of permanent debt is fixed rate
“During the quarter, to expand our capital capacity even further, we increased our Development and Repositioning JV to $1.6 billion from $950 million,” said Mike Havala, chief financial officer. “Throughout 2006, we increased our total joint venture capacity by nearly $2.5 billion, providing additional capital to drive higher growth from our national platform.”
Supplemental Reporting Measure
First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold.
The National Association of Real Estate Investment Trusts (“NAREIT”) has provided a recommendation on how real estate investment trusts (REITs) should define funds from operations (“FFO”). NAREIT suggests that FFO be defined as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
NAREIT has also clarified that non-recurring charges and gains should be included in FFO.
Importantly, as part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to the NAREIT calculation of FFO are common among REITs.
First Industrial calculates FFO to include all cash gains and losses on all industrial property sales whether depreciation is or is not accumulated under the GAAP accounting rules.
The Company believes that FFO inclusive of all cash gains and losses is a better performance measure because it reflects all the activities of the Company and better reflects the Company’s strategy, which includes investing in real estate; adding value through (re)development, leasing and repositioning; and then selling the improved real estate in order to maximize investment returns.

(more)
The Company provides additional disclosure on net economic gains in its quarterly supplemental.
2007 Outlook
Mr. Brennan stated, “First Industrial’s guidance for 2007 FFO per share/unit is in the range of $4.40 to $4.60, and for 2007 EPS is in the range of $2.20 to $2.40. On balance sheet investment volume assumptions for 2007, which include both developments placed in service and acquisitions, range from $900 million to $1 billion with a 7.5% to 8.5% average cap rate. On balance sheet sales volume in 2007 is assumed to be approximately $1 billion to $1.1 billion with a 6.5% to 7.5% average cap rate. Book gains from property sales/fees are estimated to be $175 million to $185 million. Our assumption for net economic gains in 2007 is between $125 million and $135 million.
“Our assumption for First Industrial’s FFO from joint ventures in 2007 is between $55 million and $60 million. Joint venture investment volume assumptions for 2007, which include both new developments and acquisitions, range from $1.2 billion to $1.3 billion. Joint venture sales volume in 2007 is assumed to be approximately $1 billion to $1.1 billion.”
A reconciliation of estimated net income available to common stockholders to FFO follows.

	Low End of	High End of	Low End of	High End of
	Guidance for	Guidance for	Guidance	Guidance
	1Q 2007	1Q 2007	for 2007	for 2007
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)

Net Income Available to Common Stockholders	$0.41	$0.51	$2.20	$2.40
Add: Real Estate Depreciation/Amortization	0.83	0.83	3.30	3.30
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.27)	(0.27)	(1.10)	(1.10)

Funds From Operations (FFO)	$0.97	$1.07	$4.40	$4.60

Mr. Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2007. However, I believe that First Industrial has the proper strategy and tactical plans to deliver such results.”
First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. The Company owns, operates and has under development more than 100 million square feet of industrial real estate in markets throughout the United States. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long-term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.
(more)

This press release and the conference call to which it refers contain forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.
A schedule of selected financial information is attached.
First Industrial Realty Trust, Inc. will host a quarterly conference call at 11:00 a.m. Central time, 12:00 p.m. Eastern time, on Thursday, February 22, 2007. The call-in number is (888) 693-3477 and the passcode is “First Industrial.” The conference call will also be webcast live on First Industrial’s web site, www.firstindustrial.com, under the “Investor Relations” tab. A replay will also be available on the web site or by telephone at (877) 519-4471, passcode 8386147.
The Company’s fourth quarter and full year 2006 supplemental information can be viewed on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab.

Contact:	Sean P. O’Neill SVP, Investor Relations and Corporate Communications 312-344-4401 Art Harmon Sr. Manager, Investor Relations and Corporate Communications 312-344-4320
(more)

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Statement of Operations and Other Data:
Total Revenues	$113,446	$91,037	$396,036	$325,530

Property Expenses	(35,025)	(30,492)	(130,230)	(108,464)
Build to Suit For Sale Costs	(9,597)	(5,119)	(10,263)	(15,574)
General & Administrative Expense	(21,579)	(16,937)	(77,497)	(55,812)
Depreciation of Corporate F,F&E	(572)	(371)	(1,913)	(1,371)
Depreciation and Amortization of Real Estate	(39,594)	(29,880)	(143,993)	(104,349)

Total Expenses	(106,367)	(82,799)	(363,896)	(285,570)

Interest Income	269	430	1,614	1,486
Interest Expense	(30,288)	(29,233)	(121,141)	(108,339)
Amortization of Deferred Financing Costs	(840)	(565)	(2,666)	(2,125)
Mark-to-Market/Gain (Loss) on Settlement of Interest Rate Protection Agreements (a)	—	62	(3,112)	811
Gain from Early Retirement of Debt, Net	—	—	—	82

Loss from Continuing Operations Before Equity in Net Income (Loss) of Joint Ventures, Income Tax (Provision) Benefit and Minority Interest Allocable to Continuing Operations	(23,780)	(21,068)	(93,165)	(68,125)

Equity in Net Income (Loss) of Joint Ventures (b)	18,654	(59)	30,673	3,699
Income Tax (Provision) Benefit	(1,955)	6,222	8,920	14,022
Minority Interest Allocable to Continuing Operations	1,756	2,448	9,795	7,980

Loss from Continuing Operations	(5,325)	(12,457)	(43,777)	(42,424)

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $42,052 and $46,367 for the Three Months Ended December 31, 2006 and 2005, respectively and $213,442 and $132,139 for the Year Ended December 31, 2006 and 2005, respectively (c))	43,623	52,108	225,357	154,061
Provision for Income Taxes Allocable to Discontinued Operations (Including a provision allocable to Gain on Sale of Real Estate of $5,244 and $8,788 for the Three Months Ended December 31, 2006 and 2005, respectively and $47,511 and $20,529 for the Year Ended December 31, 2006 and 2005, respectively)	(5,754)	(9,953)	(50,140)	(23,583)
Minority Interest Allocable to Discontinued Operations (c)	(4,866)	(5,573)	(22,796)	(17,171)

Income Before Gain on Sale of Real Estate	27,678	24,125	108,644	70,883

(Loss) Gain on Sale of Real Estate	(303)	2,255	6,071	29,550
Benefit (Provision) for Income Taxes Allocable to Gain on Sale of Real Estate	69	(712)	(2,119)	(10,871)
Minority Interest Allocable to Gain on Sale of Real Estate	30	(204)	(514)	(2,458)

Net Income	27,474	25,464	112,082	87,104

Preferred Dividends	(5,934)	(3,758)	(21,424)	(10,688)
Redemption of Preferred Stock	—	—	(672)	—

Net Income Available to Common Stockholders	$21,540	$21,706	$89,986	$76,416

	=========	=========	=========	==========
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (d) AND FAD (d)

Net Income Available to Common Stockholders	$21,540	$21,706	$89,986	$76,416

Add: Depreciation and Amortization of Real Estate	39,594	29,880	143,993	104,349
Add: Income Allocated to Minority Interest	3,080	3,329	13,515	11,649
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	2,482	6,664	14,389	22,281
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,820	2,356	10,869	3,976
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(16,456)	(14,911)	(61,239)	(41,807)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(764)	(9)	(2,102)	(9)

Funds From Operations (“FFO”) (d)	$52,296	$49,015	$209,411	$176,855

Add: Gain from Early Retirement of Debt, Net	—	—	—	(82)
Add: Restricted Stock Amortization	2,512	1,913	9,624	8,845
Add: Amortization of Deferred Financing Costs	840	565	2,666	2,125
Add: Depreciation of Corporate F,F&E	572	371	1,913	1,371
Add: Redemption of Preferred Stock	—	—	672	—
Less: Non-Incremental Capital Expenditures	(10,917)	(10,761)	(39,930)	(42,867)
Less: Straight-Line Rent	(2,297)	(2,965)	(10,151)	(9,460)

Funds Available for Distribution (“FAD”) (d)	$43,006	$38,138	$174,205	$136,787

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA (d) AND NOI (d)

Net Income Available to Common Stockholders	$21,540	$21,706	$89,986	$76,416

Add: Interest Expense	30,288	29,233	121,141	108,339
Add: Interest Expense Included in Discontinued Operations	—	—	—	373
Add: Depreciation and Amortization of Real Estate	39,594	29,880	143,993	104,349
Add: Preferred Dividends	5,934	3,758	21,424	10,688
Add: Mark-to-Market/(Loss)Gain on Settlement of Interest Rate Protection Agreements (a)	—	(62)	3,112	(811)
Add: Provision for Income Taxes	7,640	4,443	43,339	20,432
Add: Redemption of Preferred Stock	—	—	672	—
Add: Income Allocated to Minority Interest	3,080	3,329	13,515	11,649
Add: Amortization of Deferred Financing Costs	840	565	2,666	2,125
Add: Depreciation of Corporate F,F&E	572	371	1,913	1,371
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	2,482	6,664	14,389	22,281
Add: Gain from Early Retirement of Debt, Net	—	—	—	(82)
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,820	2,356	10,869	3,976
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(16,456)	(14,911)	(61,239)	(41,807)
Less: Accumulated Depreciation/Amortization on Real Estate
Sold — Joint Ventures (b)	(764)	(9)	(2,102)	(9)

EBITDA (d)	$97,570	$87,323	$403,678	$319,290

Add: General and Administrative Expense	21,579	16,937	77,497	55,812
Less: Net Economic Gains (d)	(22,371)	(29,302)	(124,100)	(99,696)
Less: Provision for Income Taxes	(7,640)	(4,443)	(43,339)	(20,432)
Less: Equity in FFO of Joint Ventures (b)	(22,257)	(5,501)	(52,774)	(15,721)

Net Operating Income (“NOI”) (d)	$66,881	$65,014	$260,962	$239,253

RECONCILIATION OF GAIN ON SALE OF REAL ESTATE TO NET ECONOMIC GAINS (d)

(Loss) Gain on Sale of Real Estate	(303)	2,255	6,071	29,550
Gain on Sale of Real Estate included in Discontinued Operations	42,052	46,367	213,442	132,139
Less: Provision for Income Taxes	(7,640)	(4,443)	(43,339)	(20,432)
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(16,456)	(14,911)	(61,239)	(41,807)
Add: Income Taxes Allocable to FFO from Joint Ventures	4,718	34	9,165	246

Net Economic Gains (d)	$22,371	$29,302	$124,100	$99,696

Weighted Avg. Number of Shares/Units Outstanding — Basic	50,739	49,436	50,703	48,968
Weighted Avg. Number of Shares/Units Outstanding — Diluted (e)	50,739	49,436	50,703	48,968
Weighted Avg. Number of Shares Outstanding — Basic	44,118	42,806	44,012	42,431
Weighted Avg. Number of Shares Outstanding — Diluted (e)	44,118	42,806	44,012	42,431

Per Share/Unit Data:
FFO:
- Basic	$1.03	$0.99	$4.13	$3.61
- Diluted (e)	$1.03	$0.99	$4.13	$3.61
Loss from Continuing Operations Less Preferred Stock Dividends and Redemption of Preferred Stock Per Weighted Average Common Share Outstanding:
- Basic	$(0.26)	$(0.35)	$(1.42)	$(0.87)
- Diluted (e)	$(0.26)	$(0.35)	$(1.42)	$(0.87)
Net Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
- Basic	$0.49	$0.51	$2.04	$1.80
- Diluted (e)	$0.49	$0.51	$2.04	$1.80
Dividends/Distributions	$0.7100	$0.7000	$2.8100	$2.7850

FFO Payout Ratio	68.9%	70.6%	68.0%	77.1%
FAD Payout Ratio	83.8%	90.7%	81.8%	99.7%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$3,219,728	$3,260,761
Real Estate and Other Held For Sale, Net	115,961	16,840
Total Assets	3,224,399	3,226,243
Debt	1,834,658	1,813,702
Total Liabilities	2,048,873	2,020,361
Stockholders’ Equity and Minority Interest	$1,175,526	$1,205,882

Property Data (end of period):
Total In-Service Properties	858	884
Total Gross Leasable Area (in sq ft)	68,610,495	70,193,161
Occupancy	94.2%	92.4%

a)	Represents the gain/(loss) on settlement/mark to market of interest rate protection agreements that do not qualify for hedge accounting in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities”.
b)	Represents the Company’s share of net income, depreciation and amortization of real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests.
c)	In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that are classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.
d)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.
The Company calculates FFO to be equal to net income available to common stockholders, plus depreciation and amortization on real estate, minus accumulated depreciation and amortization on real estate sold.
NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.
EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.
FAD is defined as EBITDA, minus GAAP interest expense, minus preferred stock dividends, minus straight-line rental income, minus provision for income taxes, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.
FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs or to the definition of FFO published by NAREIT.
The Company also reports Net Economic Gains, which, effectively, measure the value created in the Company’s capital recycling activities. Net Economic Gains are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold (excluding the recapture of accumulated amortization related to above/below market leases and lease inducements as this amortization is included in revenues and FFO) and the provision for income taxes (excluding taxes associated with joint ventures).
In addition, the Company considers cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of its operating performance. Beginning with the fourth quarter of 2006, the Company adopted the following definition of its same store pool of properties: Same store properties include all properties owned January 1, 2005 and held as an operating property through the end of the current reporting period and developments that were placed in service or were substantially completed for 12 months prior to January 1, 2005 (the “Same Store Pool”). The Company defines SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent and the amortization of above/below market rent. For the quarters ended December 31, 2006 and 2005, NOI was $66,881 and $65,014, respectively; NOI of properties not in the Same Store Pool was $21,587 and $20,406, respectively; the impact of straight-line rent and the amortization of above/below market rent was $776 and $1,165, respectively. The Company excludes straight-line rents and above/below market rent amortization in calculating SS NOI because the Company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the Company believes that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, the Company’s computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.
e)	Pursuant to Statement of Financial Accounting Standard No. 128, “Earnings Per Share”, the diluted weighted average number of shares/units outstanding and the diluted weighted average number of shares outstanding are the same as the basic weighted average number of shares/units outstanding and the basic weighted average number of shares outstanding, respectively, for periods in which continuing operations is a loss, as the dilutive effect of stock options and restricted stock would be antidilutive to the loss from continuing operations per share.